Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-184193
Dated January 29, 2013

PowerSharesETNs.com - Italy Fixed Income

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The PowerShares DB 3x Italian Treasury Bond Futures Exchange Traded Notes
(Symbol: ITLT) and the PowerShares DB Italian Treasury Bond Futures Exchange
Traded Notes (Symbol: ITLY), (collectively, the "PowerShares DB BTP Futures
ETNs," or the "ETNs") are the first exchange-traded products to provide investors with leveraged or unleveraged exposure to the U.S. dollar value of the returns of an Italian bond futures index.

The PowerShares DB BTP Futures ETNs are based on the DB USD BTP Futures Index
(the "BTP Futures Index"), which is intended to measure the performance of a long position in Euro-BTP Futures.

The ETNs are senior unsecured obligations issued by Deutsche Bank AG, London
Branch that are linked to the month-over-month performance of the DB USD BTP
Futures Index.

The DB USD BTP Futures Index is intended to measure the performance of a long position in Euro-BTP Futures. The underlying assets of Euro-BTP Futures are
Republic of Italy-government issues debt securities ("BTPs") with an original term of no longer than 16 years and remaining term to maturity of not less than
8 years and 6 months and not more than 11 years as of the futures contract delivery date. The returns of each ETN are obtained by combining the returns from the relevant futures index plus the returns of the TBill index, less investor fees. Investors can buy and sell the ETNs on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. The issuer has the right to redeem the ETNs at the repurchase value at any time.

Investors may redeem the ETNs in blocks of no less than 50,000 securities and multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement. Redemptions may include a fee of up to $0.03 per security.

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  Fact Sheet Prospectus         Download Historical Repurchase Value
------------------------------  ------------------------------------
Financial Details
                               ITLY         ITLT                         -   -
                               1/28/2013    1/28/2013                    -   -
Last Update
                               11:19 AM EST 9:30 AM EST                  -   -
Price                          24.30        32.21                        -   -
Indicative Intra-day Value     20.02        18.49                        -   -
Last End of Day RP Value       24.2619      32.5674                      -   -
Last Date for End of Day Value 1/18/2013    1/25/2013                    -   -
ETN History as of 12/31/2012(1) (Growth of $10,000 since March 22, 2011)

http://beta.powersharesetns.com/portal/site/etns/italyfixedincome

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PowerSharesETNs.com - Italy Fixed Income

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History(%)(1) and Index Data
As of 12/31/2012 1
Year 3 Year 5 Year 10 Year Inception  Ticker Symbols
ETN
Performance 3x BTP Futures
ITLT Italian Government
                                                          30.68   - - -  9.77
BTP Futures                   ITLY Bond
                                   3x Italian
                                                         112.05   - - -  25.03
Intraday Indicative Value Symbols  Government Bond
3x BTP Futures              ITLTIV
BTP Futures                 ITLYIV Index History
                                   BTP Futures Index      31.19   - - -  10.24
CUSIP Symbols
3x BTP Futures         25154W605   Comparative Indexes(2)
BTP Futures            25154W704
                                   SandP 500 Index        16.00   - - -  7.84
                                   Barclays Capital U.S.
Details                                                    4.22   - - -  6.40
                                   Aggregate
ETN price at inception     $20.00

Inception date          3/22/2011
                                   Short Index Weights
Maturity date           3/31/2021
                                   As of 1/15/2013
Yearly investor fee
                            0.95%
(ITLT)                             Contract    Contract Expiry   Weight (%)
Yearly investor fee                                        Date
                            0.50%
(ITLY)                             EURO-BTP FUTURE     3/7/2013     100.00
                                   ------------------- ------------ ----------
Leverage Reset
                           Monthly
Frequency                          Long Index Weights
Listing exchange        NYSE Arca  As of 1/15/2013
DB USD BTP Futures                                           Contract Expiry
                        DBBNBTPL   Contract                          Weight (%)
Index                                                         Date
                                   EURO-BTP FUTURE            3/7/2013   100.00
Issuer
Deutsche Bank AG, London Branch    Source: Invesco PowerShares, Bloomberg L.P.
Long-term Unsecured Obligations

Risks
Non-principal  protected
Leveraged  losses
Subject to an investor fee
Limitations on repurchase
Concentrated  exposure
Credit risk of the issuer
Issuer call  right

                    (1) ETN performance figures are based on repurchase value.
                    Repurchase value is the current principal amount x
                    applicable index factor x fee factor. See the prospectus for more complete information. ETN Performance is based on a
                    combination of three times the monthly returns, for the 3x
                    BTP Futures ETNs, or the monthly returns, for the BTP
                    Futures ETNs, from the BTP Futures Index plus the monthly
                    returns from the DB 3-Month T-Bill Index (the "T-Bill
                    Index"), resetting monthly as per the formula applied to the
                    ETNs, less the investor fee. The T-Bill Index is intended to approximate the returns from investing in 3-month United
                    States Treasury bills on a rolling basis.

Benefits

Leveraged or unleveraged long
notes
Relatively low cost
Intraday access

                    The inception date of the BTP Futures Index is September 20,
                    2010. Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest
                    directly in an index. PAST PERFORMANCE DOES NOT GUARANTEE
                    FUTURE RESULTS.

http://beta.powersharesetns.com/portal/site/etns/italyfixedincome

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PowerSharesETNs.com - Italy Fixed Income

Listed

(2) The SandP 500[R] Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays Capital U.S. Aggregate Index is an unmanaged index considered representative of the U.S. investment-grade, fixed-rate bond market.
Correlation indicates the degree to which two investments have historically moved in the same direction and magnitude. Volatility is the annualized standard deviation of index returns.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
powersharesetns.com | dbfunds.db.com/notes or EDGAR on the SEC website at
www.sec.gov. Alternatively, you may request a prospectus by calling 800 983 0903
| 877 369 4617, or you may request a copy from any dealer participating in this offering.

Important Risk Considerations Each security offers investors exposure to the month- over-month performance of its respective Index measured from the first calendar day to the last calendar day of each month and the amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the respective Index during the term of the ETNs. The BTP Futures
ETNs may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date and should be used only by knowledgeable investors who understand the potential adverse consequences of seeking longer- term leveraged investment results by means of securities that reset their exposure monthly, resulting in the compounding of monthly returns.
Investing in the ETNs is not equivalent to a direct investment in the index or index components. The principal amount is also subject to the monthly application of the investor fee, which can adversely affect returns. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your ETNs may not be offset by any beneficial monthly performances.

The ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch, and the amount due on the ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection.

Risks of investing in the ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. The investor fee will reduce the amount of your return at maturity or upon redemption of your ETNs even if the value of the relevant index has increased. If at any time the repurchase value of the ETNs is zero, your
Investment will expire worthless. As described in the pricing supplement,
Deutsche Bank may redeem the ETNs for an amount in cash equal to the repurchase value.

The ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of ETNs that you may redeem directly with Deutsche Bank AG, London Branch, as specified in the

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PowerSharesETNs.com - Italy Fixed Income

applicable pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the ETNs.
Sales in the secondary market may result in losses.

The ETNs provide concentrated exposure to Euro-BTP futures contracts. The market value of the ETNs may be influenced by many unpredictable factors, including, among other things, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions, each in the U.S. or
Italy.

The 3x BTP Futures ETN is a leveraged investment. As such, it is likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

Certain marketing services may be provided for these
products by Invesco Distributors, Inc. or its affiliate, Invesco
PowerShares Capital Management LLC. Invesco Distributors,
Inc. will be compensated by Deutsche Bank or its affiliates for providing these marketing services. Neither Invesco
Distributors, Inc. or Invesco PowerShares Capital
Management LLC are affiliated with Deutsche Bank.

An investor should consider the Securities' investment objective, risks, charges and expenses carefully before investing.

An investment in the ETNs involves risks, including the loss of some or all of the principal amount. For a description of the main risks, see "Risk Factors" in the applicable pricing supplement and the accompanying prospectus supplement and prospectus.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

This material must be accompanied or preceded by a prospectus. Before investing, please read the prospectus carefully.

http://beta.powersharesetns.com/portal/site/etns/italyfixedincome

1/28/2013